EXHIBIT 10(iii)(ii)

Dear Gilles Morel
Hand-delivered	Pero, 01 April 2019

PERMANENT EMPLOYMENT CONTRACT

With this private agreement to be applied to all effects of law and contract, the parties:

the company Whirlpool EMEA S.p.A., with registered office in Pero (MI), via Carlo Pisacane, 1 in the person of

Marc Bitzer
- employer -

Mr. Gilles Morel
- employee -

stipulate and agree as follows:

1) Establishment of an employment relationship
Object of the employment contract is the hiring of Mr. Gilles Morel by company Whirlpool EMEA SpA

2) Effective date and duration of the employment contract
The contract is for a permanent contract with the start date April 1st 2019.

3) Subject of the contract and professional classification
The employee will be classified as a “Dirigente”, with the position of President EMEA S.p.a.

4) Place of recruitment, place of work and time
The workplace is: Pero (MI) - Via Carlo Pisacane, 1.
The company reserves from now and in accordance with the provisions of art. 2103 of the Civil Code, as well as according to the provisions of the “Contratto Collettivo Nazionale di Lavoro per i dirigenti di aziende produttrici di beni e servizi”, the right to transfer to other offices, factories or production units of the Company in Italy or abroad.

5) Base salary
The monthly gross base salary is Euro 48.076,93 =, for 13 monthly installments.
This remuneration is to be considered inclusive of any other increase that may be established by the National Collective Labor Agreement (Contratto Collettivo Nazionale di Lavoro per i dirigenti di aziende produttrici di beni e servizi). In the event that, in the years to come, a change in the individual economic treatment occurs by the collective agreements, this change will be absorbed.

6) Obligations of the worker
The employee is obliged to perform his work regularly, diligently and professionally, respecting the directives given by the employer, always referring to the general provisions contained in the company regulations and in the policies and service provisions.
He may not deal in business, on his own behalf or with third parties, in competition with the company Whirlpool EMEA Spa and its subsidiaries or affiliates.
He is also obliged not to disclose, directly or indirectly during the employment relationship and after its conclusion, information concerning the activity of this Company or its subsidiaries or affiliates. In particular, he is required not to disclose to anyone information pertaining to: organization, production methods, control techniques, processes, products, patents, know-how, lists of customers, suppliers, employees, price lists of which it became aware, aware of confidential nature of the same and owned by you due to your working activity.
Furthermore, he is obliged to take care of and use, with particular diligence and care, the corporate assets that will be given to him as equipment or in use.
In case of violation of what has been agreed, the Company reserves the right to adopt all the provisions provided for by the law and by the C.C.N.L. for Dirigenti.

7) Referral provisions
With regards to the duration of paid holidays, the terms of notice in the event of withdrawal from the employment relationship and for all that is relevant to the employment relationship just regulated, and is not explained in this agreement, both during the probationary period (for the institutions compatible with it) and subsequently, please refer to the law and the CCNL for Dirigenti.
For anything not expressly indicated in this contract, reference should be made to the contents of the offer letter signed on 18 December 2018, which must be considered an integral part of this agreement.

8) Provisions on Privacy
Attached to this contract is the privacy policy for which we are requesting to sign for acceptance.

9) Final provision
This contract is composed of three typewritten pages that cannot be separated.

/s/ Ryme Dembri

Whirlpool EMEA S.p.A. Human Resources

Signature for receipt and full acceptance

/s/ Gilles Morel
_______________________________________

A copy of the offer letter signed on December 18, 2018 is attached.

PERSONAL & CONFIDENTIAL
Pero, December 18, 2018

GILLES MOREL

Dear Gilles,
I am very pleased to offer you the position of President, EMEA, reporting to the President and CEO of Whirlpool Corporation.

The position is based in Pero, Italy.

Upon acceptance of this offer, your employment in Italy, will be ruled by the “Contratto Nazionale di Lavoro Dirigenti di aziende produttrici di beni e servizi” and by the internal policies applicable to the category.
The following terms and conditions are applicable starting from the effective date.

1.	EFFECTIVE DATE

The effective date of the commencement of your employment will be mutually agreed by the parties. It is assumed that the start date will be no later than 1st of April 2019.

2.	BASE SALARY

Your gross base salary will be € 625.000- per annum, payable in 13 installments.
This remuneration is to be considered as awarded also as an advance payment for any other financial recognition, which may be established by collective agreements. Therefore, in the event that a variation of the remuneration should occur by the collective agreements, the individual benefit that this variation will produce, will be deemed to have already occurred.

3.	EXECUTIVE PERFORMANCE EXCELLENCE PLAN (EPEP)

You are immediately eligible to participate in Whirlpool's annual incentive plan, called Executive Performance Excellence Plan (EPEP). Your annual target incentive award is 85% of your base pay, or €531,250. EPEP includes a Business Multiplier based upon global financial measures and goals (payout ranging from 0% - 200% of target). An individual modifier (+/- 25%) will be determined by your individual performance relative to personal objectives and leadership. Depending on business and individual performance, your actual EPEP bonus payout could range from 0% to 250% of your target. Your EPEP bonus will be prorated for your first year, based on your start date.

4.	STRATEGIC EXCELLENCE PLAN (SEP)

You are also eligible to participate in our long-term incentive, called Strategic Excellence Program (SEP). Your annualized target incentive award is 100% of your base salary, resulting in an annual target of €625,000. SEP awards are granted in February each year and consist of a mix of 30% stock options and 70% performance-based RSUs (PSUs). Stock Options vest ⅓ each year over a three year period. PSUs vest and are paid out when performance results are determined after a three year performance period (at 0% - 200% of target, depending on performance). For 2019, your SEP grant will be prorated based on your start date.

5.	SPECIAL EQUITY AWARD

We are pleased to offer you a grant of 6,000 Restricted Stock Units (RSUs). At our current stock price of $125, these RSUs have a value of $750,000, or approximately €660,000. The RSUs will be granted on the first regularly scheduled quarterly grant date after your Employment Start Date (May 1, based on your anticipated April 1 start date). Except as otherwise provided in the Terms and Conditions, 50% of these RSUs will vest on the second anniversary of the grant date and the remaining 50% will vest on the third anniversary of the grant date, contingent upon your continued employment with the Company. The RSUs will be subject to the terms and conditions of the Whirlpool Corporation 2018 Omnibus Stock and Incentive Plan and the applicable RSU award agreement.

6.	SIGN ON BONUS

We are delighted to offer you a sign-on bonus of gross €100,000, which will be payable within the first 45 days of your employment at Whirlpool Corporation, to offset any expenses associated with your transition. If your employment with Whirlpool Corporation is terminated for any reason (except death, long-term disability or reduction in force) within twelve months of your effective hire date you will be responsible for repaying the sign-on bonus back to the Company

7.	STOCK OWNERSHIP GUIDELINE

As a senior leader, ownership of Whirlpool stock is essential to establishing a strong linkage to our shareholders. Therefore, Whirlpool requires that you attain a stock ownership level equal to 5x of your base salary within five years of your hire date. Shares owned outright in any private brokerage accounts, along with vested restricted stock units count toward the guideline.

8.	BENEFITS

You will be covered under the benefit plans which are currently in place for the employees of Whirlpool EMEA S.p.A. A summary of the benefit plans is shown below. The Human Resources department will provide full details of the plans. The contributions to the cost of these plans are shared between you and the company.
Inps- State Pension

The National Social Security Agency (I.N.P.S) provides retirement benefits defined based on contributions made to the fund, in accordance with prevailing Italian Law.

S.S.N.- National Health Service

All Italian residents are covered by the National Health Service (S.S.N.)

TFR - Deferred Compensation

An amount equal to approximately one month of your total compensation (base salary plus variable) is deferred every year. The Human Resources department will be able to provide additional information regarding how to manage it following your hiring.

Annual Leave

You are entitled to 30 working days annual leave, pro-rated if less than one calendar year is worked.

Previndai - Dirigenti Industrial Pension Fund (Optional)

You can contribute to the Previndai Dirigenti Industria supplementary pension fund. The Human Resources department will be able to provide additional information regarding the plan following your hiring.

Permanent Disability for Illness

The Company provides an additional coverage in case of permanent disability due to illness. The entire cost is covered by the Company. Details will be provided at the hiring date.

Group Accident Insurance

The Company provides coverage for work-related illness or accident which are above the National Labour Contract. No contribution is required by the employee. You will receive details at the hiring date.

Medical Insurance (Optional)

Private medical insurance is available to supplement worldwide the services provided by the Italian National Health system to Italian residents.
The Human Resources department will provide details on the medical coverage. The employee will be required to make a contribution, via the payroll. Contributions might be revised at the complete discretion of the company.

Appliance Policy

You will have the opportunity to obtain 2 products per year in life test, in accordance with the Dirigenti appliance policy, details of which will be communicated to you upon hiring.

Company Car

The Company provides a company car following the operational internal guidelines as applicable from time to time. Any costs resulting from the use of the company car are borne by the Company. Arising tax related to the benefit of using a Company car shall be paid by you.

9. RELOCATION

Temporary Accommodation

The Company will pay initial reasonable temporary housing expenses, if necessary, at a Company preferred local facility in the new area, up to 60 days. Reasonable expenses include:
- Lodging: company property facility or residence as first option, if not available, hotel (only B&B treatment)
- Ground transportation, including car rental if appropriate
The Company will not reimburse meals expenses and laundry.

Housing in kind

For the first 24 months, you will be paid an housing in kind up to an amount of 6700 Euro net per month as soon as you move into the permanent accommodation.

Agency fees

The company will reimburse agency fees incurred in renting accommodation in the new area according to company guidelines.

Removal costs

Whirlpool will arrange to transport your household goods between your home country and the new location, through its approved freight provider. The Company will assist in making arrangements and will assume all reasonable expenses only for one shipment of household goods, i.e. packing, shipping, unpacking, transit insurance and storage (reimbursed up to 90 days), and import duties. You are authorized for a 20 foot (6.1 m) container.
Eligible items include household furnishings and personal items. The Company will not bear any packing, shipping, customs duties or transit insurance costs relating to the transportation of exceptional items including, but not limited to, the following:
- Frozen or perishable foods
- Liquids in unsafe containers
- Flammable liquids
- Items that may contaminate or damage other goods
- Items of exceptional value such as jewelry, furs, antiques, art, coin or stamp collections and other items of unusual value
- Currency, plants, weapons and ammunition
- Any materials prohibited by law
- Items unreasonable to ship due to destination import restrictions
- Automobiles, boats, motorcycles, camping equipment, trailers or other recreational vehicles
- Pianos, other large musical instruments
- Pool tables, swing sets
- Wine collections
It is expected that you will use good judgment in the shipment of needed household goods. The Company will not reimburse costs for boarding and shipping of pets.

Appliance Support

You will be reimbursed for the cost of Whirlpool Major Domestic appliances up to a maximum value of Euro 1.300 - V.A.T. included - you should buy for your unfurnished new accommodation.

You are required to produce supporting documentation of the payment. This payment will then be reimbursed through a lump sum payment via the payroll subject to normal statutory deductions (the payment to you will be increased to take account of these deductions). The appliances must be purchased at Whirlpool's outlet store or on-line, within 6 months from the hiring date and delivered to your apartment in the new area.

Documents

You should secure all the required documents (passport, visas, work permits, driving license, etc.) you may require prior to your transfer to Italy. The Company will reimburse/pay the cost to obtain mandatory documents to relocate to the new area.

Clawback agreement

Should you decide to resign within 12 months from the effective date of hiring, you have to pay back 100% of relocation costs (moving and agency fees).

10. ITALIAN TAX FILING

For the current fiscal year only you will be supported by the Company’s designed tax accounting firm for your tax declaration. With the signing of this employment offer, you expressly declare that you have already examined the local law and regulation, including tax aspects, that shall apply to your employment offer. Therefore the Company shall not in any way be considered responsible for any losses that you may suffer from the applicability to this employment offer of local law and regulation, including tax related provisions and in this respect you unilaterally and irrevocably waive to all of the claims.

11.	LANGUAGE TUITION

The Company will pay for Italian language tuition for you and your partner up to 50 hours for each person.

12.	HOME LEAVE

You will be entitled to two home leaves during the first twelve months after the hiring date, in order for you to return to your home country. Air transport expenses (full fare economy class, for a 14 day advanced booking, via the most direct route, round trip) will be reimbursed. If home leaves are not used, the value is not transferred to following year neither can be compensated with other lump sums.

13.	EMERGENCY LEAVE

In the event of serious illness or death of an immediate family member (parents, children, brothers or sisters) in the home country the company will reimburse the cost for you and your family to return to your home country during the first twelve months after the hiring date

14.	EDUCATION

The Company will reimburse education (tuition only) for your children up to the completion of the primary school cycle.

15.	TERMINATION PAYMENT

The company agrees to pay 12 months gross base salary as an indemnity if the contract is terminated by the company for any reason other than gross misconduct before the completion of 24 months.

16.	CONFIDENTIALITY

During the period of your employment and thereafter, you shall not disclose, either directly or indirectly, information concerning the activities of Whirlpool or its parent, subsidiary or associated companies, including but not limited to the organization, production methods, monitoring system procedures, products, intellectual property rights, know how, customer/supplier/employees list, price lists which the Company considers confidential and are known by you due to your work activity. In case of breach of the above-mentioned duty the Company reserves the right to take appropriate actions.

17.	DATA PRIVACY

To manage your employment effectively the Company will need to process your personal data for the purpose of personnel, employment and benefit plan administration. This may include the electronic or manual transfer of data to, and processing by, other Whirlpool offices or third party suppliers (regional offices and the United States). The Company will take all necessary steps, in accordance with applicable data privacy laws, to ensure that such data are adequately protected. Upon signature of the hiring contract you consent to the use and processing of the personal data collected in connection with your employment, for purpose of administering the Company’s compensation, benefit, management programs and for the purpose of complying with applicable laws, regulations and procedures.

18.	TERMINATION OF EMPLOYMENT

The notice period specified in your Employment Contract will apply, should you wish to terminate your employment with the company or if the company should wish to terminate your employment for any reason other than gross misconduct.
In case of termination for Company decision during the first two years of your employment in Whirlpool (excluding dismissal with cause "licenziamento per giusta causa") the Company will pay you an exit indemnity (notice + indemnity) of at least 12 months base salary.

19.	VALIDITY TERM OF THE OFFER

This offer of employment will remain available for acceptance for a period of two weeks from the date at the top of this letter. At the end of that period the offer set out in this letter will automatically lapse.
We look forward to receiving your prompt acceptance of the terms and conditions of this letter, which should be conveyed by you signing the enclosed copy of the letter and returning it to us as soon as possible.

Yours sincerely,

/s/ Marc Bitzer

Marc Bitzer
President and Chief Executive Officer
Whirlpool Corporation

/s/ Gilles Morel
______________________
Gilles Morel
I acknowledge that I have read, understood and accepted the
terms and conditions of the offer